Exhibit 10.1

EMPLOYMENT AGREEMENT CANCELATION AGREEMENT

This CANCELATION AGREEMENT (this “Agreement”) is entered into as of December 30, 2014 (the “Cancelation Date”), by and between YRC Worldwide Inc., a Delaware Corporation (the “Company”), and James L. Welch (the “Executive”).

WHEREAS the Company and the Executive are currently parties to that certain employment agreement (the “Employment Agreement”) entered into July 22, 2011 and amended October 30, 2012.

WHEREAS, in connection with the termination of the Employment Agreement, the Company and the Executive are entering into the severance agreement dated December 30, 2014 (the “Severance Agreement”) attached hereto as Exhibit A;

WHEREAS, in consideration for canceling the Employment Agreement the Company is entering into the Severance Agreement and granting the Executive 280,615 shares of restricted stock (the “Guaranteed Stock Grant”) which amount reflects the remaining shares of restricted stock guaranteed to be granted to the Executive under the Employment Agreement on the sole condition that Executive remained employed through the end of his contract term; and

WHEREAS, the Company and the Executive desire to terminate the Employment Agreement as of the Cancelation Date on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Agreement, the parties agree as follows:

1. The Employment Agreement shall, subject to this Agreement, terminate on the Cancelation Date.

2. The Company and the Executive shall enter into the Severance Agreement.

3. In consideration for the cancelation of the Employment Agreement, the Company hereby grants to the Executive the Guaranteed Stock Grant, which will vest 20% on February 28, 2015, 60% on July 31, 2015 and 20% on February 28, 2016.

4. Section 4(c) of the Employment Agreement shall continue to apply in accordance with its terms.

5. Employee Benefits. For so long as the Executive remains employed by the Company:

(i) Executive shall be entitled to participate in such employee benefit plans and insurance programs made available generally to senior executives of the Company, or which it may adopt from time to time, for its employees, in accordance with the eligibility requirements for participation therein.

(ii) Company shall pay for premiums for coverage under the Company’s medical and dental plans for Executive and Executive’s eligible dependents participating in such plans.

The parties shall undertake commercially reasonable efforts to structure the benefits under this Section 5(ii) in a manner that is most tax efficient for the parties (i.e., on an after-tax basis). Further, in the event that the payment of amounts payable hereunder this Section 5(ii) shall result in adverse tax consequences under Chapter 100 of the Internal Revenue Code of 1986, as amended and the treasury regulations and other guidance promulgated thereunder (the “Code”), Code Section 4980D or otherwise to the Company, the parties shall undertake commercially reasonable efforts to restructure such benefit in an economically equivalent manner to avoid the imposition of such taxes on the Company, provided, however, that should the Company’s auditors determine in good faith that no such alternative arrangement is achievable, Executive shall not be entitled to his rights to payment under this Section 5(ii).

(iii) Company shall provide Executive with a five hundred thousand U.S. dollar ($500,000) term life insurance policy and maintain such policy with such beneficiary as designated by Executive.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

YRC WORLDWIDE INC.

/s/ James E. Hoffman
Name: James E. Hoffman Title: Chairman of the Board of Directors

/s/ James L. Welch
James L. Welch

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